Exhibit 10(b)-3

THIRD AMENDMENT

OF

THE ETHAN ALLEN RETIREMENT SAVINGS PLAN

(As Amended and Restated

Effective as of January 1, 2001)

WHEREAS, Ethan Allen Inc. (the “Company”) maintains The Ethan Allen Retirement Savings Plan (the “Plan”):

WHEREAS, the Company desires to amend the Plan to comply with changes required and permitted by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and to make certain other clarifying changes to the Plan; and

WHEREAS, the amendment to the Plan which is made hereby is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder;

NOW, THEREFORE, the Plan is hereby amended in the following particulars, all effective as of January 1, 2002 unless otherwise specified:

1.	By substituting the following for subsection 4.5 of the Plan:

“4.5      Rollover Contributions. A Participant or employee who meets the requirements of subsection 2.1 of the Plan, other than paragraph (a) thereof, may, in accordance with procedures approved by the Committee, make a Rollover Contribution (as defined below) to the Trustee of the Plan. The term ‘Rollover Contribution’ means:

(a)

a cash contribution to the Plan by the Participant of amounts distributed from a qualified plan described in section 401(a) of the Code (or distributed from an individual retirement account and constituting a ‘rollover contribution’ as described in section 408(d)(3) of the Code) and made within 60 days of receipt of such amount; or

(b)

a payment made to the Plan by another qualified plan described in section 401(a) of the Code as a direct rollover (as contemplated by section 401(a)(31) of the Code) on behalf of and at the direction of the Participant, which payment shall be in cash; provided, however, that to the extent and under such circumstances as approved by the Committee, such payment may be made in assets other than cash, including, but not limited to, promissory notes evidencing outstanding loans to the Participant or employee under the other qualified plan.

provided, in either case, such distributed or directly rolled over amounts are permitted to be rolled over to a qualified plan under the applicable provisions of the Code as then in effect. In addition, a plan qualified under section 401(a) of the Code and holding amounts for the benefit of a Participant or an employee may, with such individual’s consent and the consent of the

Committee, transfer such amounts to the Plan, but only if such amounts are not subject to the provisions of section 401(a)(11) or 411(d)(6) of the Code. If an employee who is not otherwise a Participant makes a rollover contribution to the Plan or has amounts transferred to the Plan on his behalf, he shall be treated as a Participant only with respect to the amounts so contributed or transferred until he has met the requirements for Plan participation set forth in subsection 2.1.”

2.	By substituting the following for subsection 7.1 of the Plan:

“7.1.     Participants’ Accounts. The Committee shall maintain (or cause to be maintained) the following ‘Accounts’ in the name of each Participant:

(a)	a ‘Before-Tax Contributions Account’, which shall reflect Before-Tax Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

(b)	an ‘After-Tax Contributions Account’, which shall reflect After-Tax Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

(c)	a ‘Company Match Contributions Account’, which shall reflect Company Match Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;
(d)

a ‘Company Profit Sharing Contributions Account’, which shall reflect Company Profit Sharing Contributions, if any, allocated to him in accordance with subsection 7.3, and the income, losses, appreciation and depreciation attributable thereto; and

(e)

a ‘Rollover Contributions Account’, which shall reflect Rollover Contributions, if any, made by him, the income, losses, appreciation and depreciation attributable thereto and the portion of any Rollover Contributions which are attributable to after-tax employee contributions.

The Accounts provided for in this subsection shall be for accounting purposes only, and there shall be no segregation of assets within the investment funds among the separate Accounts. Reference to the ‘balance’ in a Participant’s Accounts means the aggregate of the balances in the subaccounts maintained in the investment funds attributable to the Accounts.”

3.          By substituting the following for subsections 8.2 and 8.3, respectively, of the Plan:

“8.2      Compensation for Limitation/Testing Purposes. The term ‘Compensation’ for purposes of this Section 8 shall mean:

(a)

the Participant’s wages, salaries, commissions, bonuses and other amounts received during the Plan Year from any Employer or Related Company or Section 415 Affiliate (defined below) for personal services actually rendered, including taxable fringe benefits, nonqualified stock options taxable in the year of grant, amounts taxable under a section 83(b) election and nondeductible moving expenses, but excluding distributions from any deferred compensation plan (qualified or nonqualified), amounts realized from the exercise of (or disposition of stock acquired under) any nonqualified stock option or other benefits given special tax treatment; plus

(b)

any elective contributions made on the Participant’s behalf for the Plan Year to a plan sponsored by an Employer or a Related Company that are excludable from gross income in accordance with sections 125, 402 or 132(f)(4) of the Code, up to a maximum limit of $200,000 or such other amount as may be permitted for any Plan Year under section 40l(a)(17) of the Code, taking into account for purposes of such limitation any proration of such amount required under applicable Treasury regulations on account of a short Plan Year. The term ‘Section 415 Affiliate’ means any entity that would be a Related Company if the ownership test of sections 414(b) and (c) of the Code were ‘more than 50%’ rather than ‘at least 80%’.

8.3.       Limitations on Annual Addition. Notwithstanding any other provisions of the Plan to the contrary, a Participant’s Annual Addition (as defined below) for any Plan Year shall not exceed an amount equal to the lesser of:

(a)	$40,000 (as adjusted for each Plan Year to take into account any applicable cost of living adjustment for that year provided by the Secretary of the Treasury under section 415(d) of the Code); or

(b)

100 percent of the Participant’s Compensation for that Plan Year (determined without regard to the limitation under Section 40l(a)(l7) of the Code), calculated as if each Section 415 Affiliate were a Related Company, reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of an Employer or a Related Company or Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction shall be pro rata. The term ‘Annual Addition’ means, with respect to any Participant for any Plan Year the sum of all contributions allocated to the Participant’s Accounts under the Plan for such year, excluding rollover contributions and Before-Tax Contributions that are distributed as excess deferrals. The term Annual Addition shall also include employer contributions allocated for a Plan Year to any individual medical account (as defined in section 415(l)of the Code) of a Participant under a defined benefit plan and any amount allocated for a Plan Year to the separate account of a Participant for payment of post-retirement medical benefits underfunded a welfare benefit plan (as described in section 419(A)(d)(2) of the Code) which is maintained by a Related Company or a Section 415 Affiliate.”

4.	By adding the following as the last sentence of subsection 8.10 of the Plan:

“The provisions of this subsection 8.10 shall not apply for plan fears beginning after December 5. By substituting the following for subsection 9.2 of the Plan:

5.	By substituting the following for subsection 9.2 of the Plan:

“9.2      Termination Date.         A Participant’s ‘Termination Date’ shall be the date on which his employment with the Employers and the Related Companies terminates for any reason. Notwithstanding the foregoing, for periods prior to January 1, 2002, a Participant may not commence distribution of his Before-Tax Contributions Account even though his employment with the Employers and Related Companies has terminated unless or until he also has a ‘separation from service‘ within the meaning of section 401(k)(2)(B) of the Code or the distribution is otherwise permitted under section 401(k) of the Code. Effective as of January 1, 2002, the foregoing provisions of this subsection 9.2 requiring that a Participant have a separation from service prior to commencing distribution of his Before-Tax Contributions shall not apply and a Participant shall be entitled to commence distribution upon his severance from employment, subject to other provisions of the Plan governing distributions, other than provisions which require a separation from service before such amounts may be distributed. The preceding sentence shall apply as of January 1, 2002, regardless of whether the Participant’s severance from employment occurred before January 1, 2002. In any event, in the case of an employee or Participant who ceases to perform duties for the Employers and Related Companies on account of layoff, leave of absence or Disability (as defined below) his Termination Date with respect to his vested Company Profit Sharing Contributions Account, the amount of which shall be determined as of June 30, 1994 (but not greater than the amount of such account as of such Termination Date), shall be the earlier of the date on which the employee’s or Participant’s employment with the Employers and Related Companies terminates or the first anniversary of the date on which the employee or Participant ceases to perform services for the Employers and Related Companies. For purposes of this subsection 9.2, a Participant shall be considered to have a ‘Disability’ if he is unable to perform the job for which he was hired by his Employer or Related Company.”

6.	By substituting the following for paragraph 11.10(a)of the Plan:

“(a)

An ‘eligible rollover distribution’ means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: ‘any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for, the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; and any distribution to the extent such distribution is required under section 401(a)(9) of the Code. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income; provided, however, that such portion may be transferred only to an individual retirement account or annuity described in section

408(a)or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. A hardship distribution described in section 40l(k)(2)(B)(i)(IV) of the Code shall not constitute an eligible rollover distribution for purposes of the Plan.

7.          By adding the following new subsection A-12 to Supplement A of the Plan immediately after Section A-11 thereof:

“Special Rules

A-12. This subsection shall apply for purposes of determining whether the Plan is a top-heavy plan under section 416(g)of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. To the extent applicable, this subsection supersedes the foregoing provisions of this Supplement A.

(a)

A ‘Key Employee’ means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employers and Related Companies having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employers and Related Companies, or a l-percent owner of the Employer and Related Companies having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee will bb made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b)	The following provisions shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the Determination Date.

(i)

The present values of accrued benefits and the amounts of account balances of an employee as of the Determination Date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the l-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting ‘5 year period’ for ‘l-year period’.

(ii)

Accrued benefits and accounts of any individual who has not performed services for the Employers and Related Companies during the 1-year period ending on the Determination Date Shall not be taken into account.

(c)

Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another Plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m)of the Code.”

IN WITNESS WHEREOF, Ethan Allen Inc. has caused this amendment to be signed by its duly authorized officer this 21st day of November, 2002.

ETHAN ALLEN INC. By /s/ James Kotowski —————————————— Its: Retirement Plan Director